PIPER CAPITAL MANAGEMENT

BROKER UPDATE

From: Paula Meyer                                                  July 10, 1995


Below are answers to commonly asked questions regarding the American Adjustable Rate Term Trusts 1996-1999 proxy voting process. You will receive similar Broker Updates throughout the voting period.

Q. MY CLIENTS ARE CONCERNED THAT IF THE FUND(S) CONVERT THERE WILL BE A "RUN" ON THE NEW OPEN-END FUND. HOW WILL YOU ENSURE THAT REDEMPTIONS CAN BE MET AND THAT CLIENTS WHO STAY IN THE FUND WON'T SEE THEIR SHARE PRICE FALL?

A. Currently, the BDJ-EDJ portfolios are invested in U.S. government agency ARMS, privately issued ARMS, tax-exempt zero-coupon bonds and short-term securities. The vast majority of assets are in ARMS which trade daily in very large blocks. The worst case scenario is that all the fund assets would have to be sold in a single day to meet redemptions. Given that in recent months we've seen lists of $500 million to $1 billion trade in the ARMS market without any adverse effects, we believe that even this extreme situation could be handled in an orderly manner.

Q. THE LAST ITEM ON THE BALLOT SEEMS TO SUGGEST THAT CLIENTS NEED TO DECIDE NOW WHETHER TO RETAIN OR REDEEM THEIR SHARES. IS THIS TRUE? AND IF THEY ELECT TO REDEEM SHARES, WILL THE REDEMPTION HAPPEN AUTOMATICALLY?

A. Clients are not obligated to decide whether they want to retain or redeem their shares. The sole purpose for including this on the ballot is to help us gauge potential redemption levels. If you and your clients have not yet decided whether to remain in the Adjustable Rate Mortgage Securities Fund on the conversion date, just check "retain." It's fine for your clients to change their minds between now and the conversion date.

If a conversion does take place and your clients want to redeem their shares, you will still need to submit a ticket (used in the normal redemption process) regardless of whether the "redeem" box was checked on the ballot. As usual, proceeds from redemptions will be swept into the Piper Money Market Fund for accounts with PAT agreements.

Q. IF THE CONVERSION TAKES PLACE, WHY SHOULD MY CLIENTS STAY INVESTED IN THE NEW OPEN-END FUND?

A. The Adjustable Rate Fund will seek to provide a yield that is competitive with other short-term bond investments and to provide a relatively stable net asset value. This is a fairly straight-forward fund, making it easy to explain and discuss with clients. It invests primarily in AA and AAA rated ARMS.

To prepare for a possible conversion, you should review your clients' current investment objectives to determine whether remaining in the Adjustable Rate Fund is an appropriate choice.

Q. SEVERAL OF MY CLIENTS INDICATED ON THEIR NEW ACCOUNT FORM THAT THEY OBJECT TO PIPER JAFFRAY RELEASING THEIR NAME TO REQUESTING COMPANIES. WILL THESE CLIENTS BE CONTACTED BY SHAREHOLDER COMMUNICATIONS CORPORATION (SCC) REGARDING THEIR PROXY MATERIALS?

A. Clients who have checked the "no" box in the SEC Disclosure Policy section on their New Account Form will NOT be contacted by SCC for their vote. Roughly 50% of Piper Jaffray clients have elected the "no" option, requesting that all information come to them via their broker and not through any other source.

To determine whether a client has given disclosure permission, simply refer to the Account Document (AD) screen and locate the "DN" line. If there are no numbers directly to the right of the DN line, you can assume the client does not object to Piper Jaffray releasing his/her name, address and security position. Clients in this scenario WILL be contacted by SCC regarding their proxy materials if they do not vote their proxy.

However, clients with numbers to the right of the DN line will not be contacted by SCC. We urge you to contact these clients as soon as possible - as you are their only contact for this information - and offer assistance with their voting materials.

SCC is a proxy solicitation firm hired by Piper Capital to help in collecting shareholder votes. SCC will begin calling clients who have not voted (who have given Piper Jaffray disclosure permission) on JULY 17.

For more information on the proxy voting process or the merger proposal, or if your client needs a replacement ballot, please call Piper Capital Broker Services at 1-800-866-7778.